Exhibit 99.1

ZOLL Medical Corporation Announces Third Quarter Results

~Profits Rebound on Record Third Quarter Revenues ~

CHELMSFORD, Mass.--(BUSINESS WIRE)--July 29, 2010--ZOLL Medical Corporation (Nasdaq GS: ZOLL), a manufacturer of resuscitation devices and software solutions, today announced that revenues for the third quarter of fiscal 2010 increased 17% to $111.3 million, compared to revenues in the third quarter of last year of $95.1 million. The third quarter 2010 results included approximately $5.0 million of revenue from the Temperature Management business, compared to $1.9 million of revenue in the third quarter of last year. The Temperature Management business includes the assets which were acquired from Alsius Corporation in May 2009. Net income was $5.7 million for the quarter, an increase of 285%, compared to $1.5 million in the prior year. Diluted earnings per share were $0.26, compared to $0.07 in the prior year. Backlog at the end of the third quarter was approximately $14 million, as compared to approximately $10 million at the end of Q3 2009.

Third quarter sales to the North American market were $81.9 million, an increase of 13%, compared to $72.8 million for the prior-year period. Due to less Military business, sales to the North American hospital market decreased 8%, to $24.5 million (including $2.6 million related to the Temperature Management business), compared to $26.6 million for the same period last year. Excluding Military and Temperature Management revenues, North American hospital sales increased 9%, compared to the same period last year. US Military sales were $3.4 million in the third quarter of fiscal 2010, compared to $8.8 million for the same period in the prior year.

Sales to the North American pre-hospital market increased 26% to $51.1 million, compared to $40.5 million in the prior year. International sales, including $2.4 million related to the Temperature Management business, increased 31% to $29.4 million, compared to $22.4 million last year. LifeVest® revenues increased 51% to $18.0 million. Total AutoPulse® sales decreased 6% to $3.8 million, compared to $4.1 million in the third quarter of last year.

Gross margin for the third quarter was 54%, compared to 51% in the third quarter of fiscal 2009. The increase primarily reflected improved pricing in the North American core defibrillator business.

Richard A. Packer, Chief Executive Officer of ZOLL, commented, “We were pleased with our results again this quarter as we achieved high growth with the LifeVest and Temperature Management products. We continue to make modest progress with the core business, where once again International results were strong and the US market continues to be a bit of a challenge.”

Mr. Packer stated, “The prospects for both our LifeVest and Temperature Management businesses are very bright. As planned, we resumed adding to the LifeVest sales force, which will help keep us on track to achieve our growth rate of 60% for the year. In Germany, we continue to work through the transition of both these businesses from the previous distributor partners to ZOLL’s own direct efforts. This transition has slowed our sales growth in the short term, but we can already see positive momentum building in this key market.”

With respect to the LifeVest product, Mr. Packer noted, “The recent publication of aggregate experience with the LifeVest, from over 3,500 patients, by Dr. Chung of the Cleveland Clinic, in the Journal of American College of Cardiology adds significantly to the growing body of clinical evidence supporting regular use of the LifeVest. The noteworthy results included patient compliance greater than 90%, first treatment shock conversion efficacy at 99%, and survival during LifeVest use at over 99%. We expect this data, and the associated editorial, to aid our efforts to gain widespread use of the LifeVest by the cardiology community.”

Mr. Packer further commented, “The core North American hospital again showed modest growth as that market rebounds slowly. We received very little Military business during the quarter, as our customers wait on FDA clearance of the new military product, which we now believe is imminent. A large shipment to Canada, which standardized the EMS system in Newfoundland to ZOLL, helped us achieve growth in the North American EMS market in spite of continued spending constraints in the US. We remain cautious about the outlook for the EMS market in the US.”

Mr. Packer observed, “Adding further to the strength of our International prospects, we were pleased to announce, via a separate release, that we have received approval from the Japanese authorities for the AED Plus® and AED Pro®. Getting our unique biphasic waveform approved has taken many years, virtually locking our defibrillators out of the large Japanese market. We look forward to announcing a distribution agreement with a significant partner in the near future and beginning shipments before the end of the year. The Japanese market represents another significant growth opportunity for ZOLL.”

Mr. Packer also noted, “During the quarter, one of the challenges facing our International business was foreign exchange. We did experience negative foreign exchange movements within Q3, but we were able to offset those adverse effects with a discrete tax benefit that significantly reduced this quarter’s tax rate.”

Mr. Packer concluded, “Overall, Q3 was continued progress. Our bottom line is growing strongly as the core business rebounds and profitability builds in the newer product lines. We look forward to finishing the year on plan, and we look forward to 2011 where we expect to make additional strides in growing our profitability.”

ZOLL will host a conference call on Thursday, July 29, 2010 at 10:30 a.m. EDT to discuss its third quarter financial results. This conference call will be accessible on the Company’s home page at www.zoll.com. Recorded replays of this conference call will be available on the web page beginning later that day.

About ZOLL Medical Corporation

ZOLL Medical Corporation develops and markets medical devices and software solutions that help advance emergency care and save lives, while increasing clinical and operational efficiencies. With products for defibrillation and monitoring, circulation and CPR feedback, data management, fluid resuscitation, and therapeutic temperature management, ZOLL provides a comprehensive set of technologies which help clinicians, EMS and fire professionals, and lay rescuers treat victims needing resuscitation and critical care.

A NASDAQ Global Select company and a Forbes 100 Most Trustworthy Company for the past three years, ZOLL develops and manufactures its products in the United States, in California, Colorado, Illinois, Massachusetts, Pennsylvania, and Rhode Island. More than 400 direct sales and service representatives, 1,100 business partners, and 200 independent representatives serve our customers in over 140 countries around the globe. For more information, visit www.zoll.com.

Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, our belief regarding revenues, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled “Risk Factors” in the Company's Quarterly Report on Form 10-Q filed with the SEC on May 14, 2010. You should not place undue reliance on the forward-looking statements in this press release, and the Company disavows any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

© 2010 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. AutoPulse, LifeVest, AED Plus, AED Pro and ZOLL are registered trademarks of ZOLL Medical Corporation. All trademarks are property of their respective owners.

(Financial Results to Follow)

ZOLL MEDICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 4, 2010	September 27, 2009
ASSETS
Current assets:
Cash and cash equivalents	$59,116	$51,061
Short-term investments	4,080	7,583
Accounts receivable, net	80,201	80,535
Inventory	74,762	69,700
Prepaid expenses and other current assets	21,802	21,240
Total current assets	239,961	230,119
Property and equipment, net	49,262	40,640
Other assets, net	99,916	101,088
	$389,139	$371,847
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current and other liabilities:
Accounts payable	$24,508	$20,036
Accrued expenses and other liabilities	62,342	71,253
Total liabilities	86,850	91,289
Total stockholders’ equity	302,289	280,558
	$389,139	$371,847

ZOLL MEDICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 4, 2010	June 28, 2009	July 4, 2010	June 28, 2009
Net sales	$111,326	$95,147	$323,596	$277,317
Cost of goods sold	51,243	46,428	148,642	133,540
Gross profit	60,083	48,719	174,954	143,777
Expenses:
Selling and marketing	32,954	29,148	97,037	83,329
General and administrative	9,059	8,016	27,973	23,642
Research and development	11,570	10,763	34,225	28,848
Total expenses	53,583	47,927	159,235	135,819
Income from operations	6,500	792	15,719	7,958
Other income	122	1,334	348	702
Income before taxes	6,622	2,126	16,067	8,660
Tax expense	885	636	4,364	2,494
Net income	$5,737	$1,490	$11,703	$6,166
Earnings per share:
Basic	$0.27	$0.07	$0.55	$0.29
Diluted	$0.26	$0.07	$0.54	$0.29
Weighted average common shares:
Basic	21,445	21,086	21,343	21,075
Diluted	21,859	21,194	21,675	21,204

CONTACT:
ZOLL Medical Corporation
A. Ernest Whiton, 978-421-9655
Chief Financial Officer